Exhibit 10.11

OPERATING TRANSITION SERVICES AGREEMENT

By and Between:

KINGFISHER MIDSTREAM, LLC,

as the “Owner”

and

ASSET RISK MANAGEMENT, LLC,

as the “Operator”

February 9, 2018

ii

7.1	Nonperformance	19
7.2	Duty to Mitigate	19

ARTICLE 8 RELEASE AND INDEMNIFICATION		19
8.1	Release and Indemnification by Owner	19
8.2	Indemnification by Operator	20
8.3	No Double Recovery	20
8.4	DISCLAIMER OF LIABILITY	20
8.5	Indemnification Procedures	21
8.6	Sole Remedy	22

ARTICLE 9 CONFIDENTIAL INFORMATION; INSURANCE		22
9.1	Confidential Information.	22
9.2	Insurance	23

ARTICLE 10 MISCELLANEOUS		23
10.1	Entire Agreement	23
10.2	Amendment	23
10.3	Waiver	23
10.4	Assignability	23
10.5	Parties in Interest	24
10.6	Binding Effect	24
10.7	Section Headings	24
10.8	Notices	24
10.9	Severability	24
10.10	Governing Law	24
10.11	Consent to Jurisdiction	25
10.12	WAIVER OF RIGHT TO JURY TRIAL	25
10.13	Further Assurances	25
10.14	Counterparts	25
10.15	Exhibits	26
10.16	Timing	26
10.17	Miscellaneous	26

EXHIBIT A	BUDGET
EXHIBIT B	INSURANCE

* * * * *

iii

OPERATING TRANSITION SERVICES AGREEMENT

THIS OPERATING TRANSITION SERVICES AGREEMENT (as the same may be amended, restated, or otherwise modified, this “Agreement”) is made and entered into as of the 9th day of February, 2018 (the “Effective Date”), by and between Kingfisher Midstream, LLC, a Delaware limited liability company (the “Owner”), and Asset Risk Management, LLC, a Delaware limited liability company (the “Operator”). The Owner and the Operator are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. The Owner is in the business of owning certain gas gathering and processing systems and crude oil gathering facilities in Kingfisher County, Oklahoma (collectively, the “Systems”), as such Systems may be acquired, constructed, expanded or modified from time to time by, or on the behalf of, the Owner.

B. The Parties are parties to that certain Second Amended and Restated Operating and Construction Management Agreement by and between the Operator and the Owner, dated August 4, 2017 (the “Operating Agreement”).

C. KFM Holdco, LLC, a Delaware limited liability company and parent of the Owner (“KFM Holdco”), entered into that certain Contribution Agreement, by and among Silver Run Acquisition Corporation II (“Silver Run”) and the other parties thereto, dated August 14, 2017 (the “Contribution Agreement”), pursuant to which KFM Holdco contributed all of its equity interests in the Owner to SRII Opco, LP, a Delaware limited partnership (the “Partnership”), on the Effective Date (the “Closing”).

D. As contemplated by the Contribution Agreement, the Parties desire to (i) terminate the Operating Agreement and (ii) engage the Operator to provide transitional services to design, construct, expand, modify, manage, operate and maintain the Systems, in each case, pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, for in consideration of the foregoing, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“Affiliate” means with respect to a Person, any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person or such Person’s members or shareholders. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such individual or entity, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means any applicable statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Authority, including the Occupational Safety and Health Administration, the Environmental Protection Agency, the U.S. Federal Energy Regulatory Commission, the U.S. Department of Transportation and the Department of Homeland Security.

“Bankrupt” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature or (c) the expiration of sixty (60) days after the filing of an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such sixty (60) day period.

“Business” means engaging, directly or indirectly, in the acquisition, Design, Construction, Procurement, Management, ownership, operation, upkeep, repair and/or maintenance of the Systems.

“Business Day” means any day, other than a Saturday or Sunday, that commercial banks in Houston, Texas are open for business.

“Change in Control” means with respect to the Owner, a sale, merger, consolidation, or recapitalization as a result of which the holders of Owner’s issued and outstanding voting securities following the Closing cease to own or Control, directly or indirectly, at least a majority of Owner’s issued and outstanding voting securities immediately after such transaction.

“Claims” means any and all demands, claims, judgments, obligations, liabilities, liens, causes of action, lawsuits, arbitrations, mediations, investigations or proceedings (whether at law or in equity).

“Construction” and its derivatives mean, with respect to the Systems, all activities relating to the installation, construction and commissioning thereof.

“Contract” means a written or oral legally binding contract, agreement, commitment, obligation, lease, license or other arrangement, understanding or undertaking.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Design” and its derivatives mean, with respect to the Systems, all activities relating to the engineering and design thereof.

“Force Majeure” means, with respect to the Party claiming Force Majeure under this Agreement, any natural phenomena that such Party could not reasonably control, or prevent or any human event or a combination of human events that such Party could not reasonably control or prevent, which phenomena or events prevent such Party from performing its obligations under this Agreement. Force Majeure events shall include the following: (a) a failure of performance of any Third Party, (b) acts of a public enemy, war or threat of war (declared or undeclared) occurring in or involving the United States, revolution, riot, rebellion, insurrection, military or usurped power, state of siege, declaration of a state of emergency or martial law (or any of the events or circumstances that will or may result in the declaration of a state of emergency or martial law), civil commotion, act of terrorism, vandalism or sabotage (in each case occurring in or involving the United States), embargo or blockade, declaration of public calamity (or any of the events or circumstances that will or may result in the declaration of public calamity); (c) politically motivated or otherwise widespread strikes, suspensions, interruptions, work slow-downs or other labor disruptions; (d) explosions, chemical or radioactive contamination or ionizing radiation; (e) air crashes, objects falling from aircraft not otherwise attached to a parachute, pressure waves caused by aircraft or aerial devices traveling at supersonic speed; or (f) epidemics, meteorites, fire, lightning, earthquake, cyclone, hurricane, flood, or other unusual or extreme adverse weather or environmental condition or action of the elements. A Party’s inability economically to perform its obligations hereunder does not constitute an event of Force Majeure.

“GAAP” means U.S. Generally Accepted Accounting Principles as consistently applied.

“Governmental Authority” means any federal, state, county, parish, municipal or other governmental subdivision, or any court or any governmental department, commission, board, bureau, agency or other instrumentality of any federal, state, county, municipal or other governmental subdivision within the United States of America with authority over the Parties and subject matter in question.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, claim, security interest, restrictive covenant or easement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Losses” means any and all losses, damages, costs, expenses, liabilities, fines, penalties or judgments of whatever kind or character incurred by a Person or Party with respect to a Claim, including reasonable attorneys’ fees, court costs and other reasonable costs and expenses of litigation as such may be awarded by a court.

“Manage” or “Management” and their respective derivatives mean, with respect to the Systems, (a) the management and administration of the Design, Procurement and Construction of the Systems including any additions, modifications and expansions thereto and (b) the operation, management and contract administration for the operation, upkeep, repair and maintenance of the Systems and any subsequent Design, Procurement and Construction of additions, modifications and extensions of the Systems as may be authorized by the Owner.

“Monthly Funding Amount” means, with respect to a calendar month, an amount equal to (a) the Monthly Estimate for such calendar month, plus (b) a reasonable contingency amount, which shall not exceed 5% of the Monthly Estimate for such calendar month, less (c) the amounts (if any) by which any prior calendar month’s Monthly Estimate or Shortfall Estimate exceeded the actual expenditures paid in the calendar month to which such prior Monthly Estimate or Shortfall Estimate relates and which excess has not been applied pursuant to this clause (c) to reduce a subsequent calendar month’s Monthly Funding Amount.

“Overrun” means, with respect to any calendar month, the excess, if any, of such calendar month’s actual expenditures over such calendar month’s budgeted expenditures as set forth in the then approved Budget (including any approved Budget Amendment).

“Person” means any individual, firm, corporation, trust, partnership, limited liability company, association, joint venture, other business enterprise or Governmental Authority.

“Prime Rate” means the rate of interest published or announced from time to time as the U.S. “prime rate” in the “Money Rates” section of The Wall Street Journal.

“Procurement” and its derivatives mean all activities relating to the procurement and handling of all services, materials, equipment and construction equipment necessary for any Design and Construction of the Systems.

“Services” means all the services to be performed by the Operator regarding the acquisition, Design, Construction, Procurement, Management and/or administrative support of the Systems subject to the terms and conditions set forth in this Agreement; provided, however, that “Services” shall not include and the Operator shall have no obligation to provide (a) any Discontinued Service from and after the Service Termination Date for such Discontinued Service or (b) the activities set forth in Section 3.5.

“Standard of Care” means that, in its performance of the Services, the Operator acts in a good and workmanlike manner, in accordance with: (a) reasonable, customary and prudent practices in the oil and gas industry for performing services similar in scope and nature to the Services; and (b) all Applicable Laws; provided, in no event shall the Operator be obligated to comply with the foregoing if such compliance would result in a breach by the Operator of Applicable Law.

“Subcontract” means any approved Contract for the supply of goods, work, materials or equipment in connection with rendering the Services provided hereunder entered into between the Operator and any Subcontractor.

“Subcontractor” means any Third Party Person party to a Subcontract with the Operator.

“Third Party” means any Person that is not a Party.

1.2 Certain Additional Defined Terms. In addition to such terms as are defined in Section 1.1, the following terms are used in this Agreement as defined in the sections or other subdivisions of this Agreement or elsewhere as referenced opposite such terms below:

Defined Term	Reference
“Agreement”	Preamble
“Audit Period”	Section 5.4(b)
“Budget Amendment”	Section 4.2
“Claim Notice”	Section 8.5(a)
“Closing”	Recitals
“Confidential Information”	Section 9.1(a)
“Contribution Agreement”	Recitals
“Discontinued Service”	Section 3.3
“Effective Date”	Preamble
“Emergency Expenditures”	Section 4.5
“Emergency”	Section 4.5
“Indemnified Party”	Section 8.5
“Indemnifying Party”	Section 8.5
“KFM Holdco”	Recitals
“Land Rights”	Section 3.3(c)
“Management Account”	Section 5.2
“Management Fee”	Section 6.1
“Monthly Estimate”	Section 4.4(a)
“Operating Agreement”	Recitals
“Operator Indemnitees”	Section 8.1(a)
“Operator”	Preamble
“Owner Indemnitees”	Section 8.2
“Owner”	Preamble
“Parties”	Preamble
“Partnership”	Recitals
“Party”	Recitals
“Service Termination Date”	Section 3.3
“Shortfall Estimate”	Section 4.4(b)
“Silver Run”	Recitals
“Systems”	Recitals
“Term”	Section 2.3
“Third-Party Claim”	Section 8.5(b)

1.3 Rules of Interpretation. All references to any agreement or document shall be construed as of the particular time that such agreement or document may then have been executed, amended, varied, supplemented or modified. Terms defined in this Agreement shall have the meanings given therein when used elsewhere in this Agreement. References in the singular shall include the plural, and references to the masculine shall include the feminine, and vice versa. All references herein to any Applicable Law shall be deemed to refer to such Applicable Law as it may be amended, supplemented or modified from time to time. Words denoting natural persons shall include partnerships, firms, companies, corporations, joint ventures, trusts, associations, organizations or other entities. References to a particular article, section, subsection, paragraph, subparagraph or exhibit, if any, shall be a reference to such article, section, subsection, paragraph, subparagraph or exhibit in and to this Agreement. The words “include” and “including” shall include the phrase “but not limited to.” All exhibits are fully incorporated and made part of this Agreement. The exhibits shall be read in conjunction with the provisions of the body of this Agreement, and the exhibits and the body of this Agreement shall be interpreted to give effect to the intent of the Parties as evidenced by their terms when taken as a whole, provided, however, that in the event of an express and irreconcilable conflict between the terms of an exhibit and the provisions of the body of this Agreement, the provisions of the body of this Agreement shall control. Capitalized terms appearing in an exhibit shall have the meanings set forth in Section 1.1 or 1.2, unless the context requires otherwise.

ARTICLE 2

TERMINATION OF OPERATING AGREEMENT;

APPOINTMENT AND TERM

2.1 Operating Agreement. Effective as of the Closing, the Operating Agreement is hereby terminated and of no further force and effect except for those provisions which expressly survive the termination of the Operating Agreement as set forth therein; provided, that, notwithstanding the foregoing, from and after the Closing the Owner shall have no liability or obligation with respect to the Operating Agreement other than with respect to:

(a) the reimbursement of expenses payable by the Operator to any Third Party for services performed by such Third Party prior to the Closing to the extent that any such expenses were included as Current Liabilities (as defined in the Contribution Agreement) and taken into account in the calculation of Net Working Capital (as defined in the Contribution Agreement); and

(b) rights of the Operator under the Operating Agreement for indemnification relating to Losses (as defined in the Operating Agreement) or Claims (as defined in the Operating Agreement) asserted by a Third Party with respect to the period prior to the Closing (other than claims with respect to the reimbursement of expenses, which are addressed in clause (a) above), provided that the Owner shall not have any liability to the Operator under this clause (b) until the aggregate amount of Losses for which the Operator is entitled to indemnification equals or exceeds $5,000,000, in which event the Owner shall be liable for Losses only to the extent they are in excess of $5,000,000. The Owner shall not have any liability for a claim made by the Operator under this clause (b) unless a written notice of such claim is provided to the Owner prior to the Expiration Date (as defined in the Contribution Agreement). The Operator shall use commercially reasonable efforts to pursue recovery for any such Losses or defense of such Claims from any available insurance policy, and any obligation of the Owner to make a payment pursuant to this clause (b) shall be net of any recovery by the Operator under any such insurance policy.

2.2 Appointment. Subject to the terms of this Agreement, the Operator is hereby engaged to perform, or cause to be performed, the Services.

2.3 Term. This Agreement shall commence on the Effective Date and shall continue for an initial period ending on the earlier of (a) the date that is six (6) months after the Effective Date or (b) the termination of this Agreement pursuant to Section 2.4 below (the “Term”); provided, that the provision by the Operator of any particular Service may be discontinued during the Term as provided in Section 3.3.

2.4 Termination. Notwithstanding Section 2.3, this Agreement shall terminate upon the earliest to occur of the following:

(a) The mutual written agreement of the Parties, effective as of the date so mutually agreed.

(b) The election of the Owner to remove the Operator as operator and terminate this Agreement made by delivering at least sixty (60) days’ prior written notice thereof to the Operator.

(c) The election of the Owner to remove the Operator as operator and terminate this Agreement made by delivering written notice thereof to the Operator if: (i) the Operator has defaulted in a material respect in the performance or observance of any material agreement, covenant, term, condition or obligation hereunder which has not been cured within thirty (30) days after receipt by the Operator of written notice from the Owner of such default,; (ii) the Operator assigns or purports to assign its rights or ability to conduct the Services in contravention of Section 10.4; (iii) the Operator becomes insolvent or Bankrupt; or (iv) the Operator dissolves, liquidates or terminates its existence.

(d) The election of the Operator to resign as operator and terminate this Agreement made by delivering written notice thereof to the Owner if: (i) the Owner has defaulted in a material respect in the performance or observance of any material agreement, covenant, term, condition or obligation hereunder which has not been cured within thirty (30) days after receipt by the Owner of written notice from the Operator of such default; (ii) the Owner assigns or purports to assign its rights or obligations hereunder in contravention of Section 10.4; (iii) the Owner becomes insolvent or Bankrupt; (iv) the Owner dissolves, liquidates or terminates its existence; or (v) there has been a Change in Control.

(e) The election of either Party to cancel this Agreement made by delivering thirty (30) days prior written notice thereof to the other Party following the occurrence and continuation of an event of Force Majeure that results in the failure or non-performance of the Systems for a period of sixty (60) consecutive days.

2.5 Effect of Termination. The termination or expiration of this Agreement shall in no way affect or impair any right which has accrued to either Party hereto prior to the date when such termination or expiration became effective, or the right to audit, or deprive a non-defaulting Party of any right or remedy otherwise available to it consistent with the terms of this Agreement. Upon the effective date of any termination or expiration of this Agreement, the Operator shall immediately cease performing the Services.

2.6 Owner Obligations. In the event this Agreement is terminated pursuant to Section 2.4(b) or Section 2.4(d), the Owner shall be obligated for all reasonable wind-down and reasonable severance costs and expenses of the Operator’s employees arising from the Owner’s termination, including relocation or reassignment costs and expenses incurred by the Operator to mitigate severance costs and expenses.

2.7 Survival. Upon the termination or expiration of this Agreement, all compensation or other amounts payable to the Operator pursuant to Section 6.1 (other than interest that accrues on unpaid amounts pursuant to Section 6.4) shall cease to accrue. The provisions of this Section 2.7, Sections 2.1, 2.5, 2.6, 5.1, 5.4 and 9.1, and ARTICLE 8 and ARTICLE 10 shall survive any termination, cancellation or expiration of this Agreement indefinitely unless such provision provides for a specific survival.

ARTICLE 3

DUTIES OF THE OPERATOR

3.1 Independent Contractor. In the performance of any Services by or through the Operator for the Owner pursuant to this Agreement, the Operator conclusively shall be deemed an independent contractor, with the right and authority to direct and control all services and other work being performed by the employees of the Operator and all Subcontractors. The Owner shall have no right or authority to supervise or give instructions to any such Persons and such Persons at all times shall be under the direct and sole supervision and control of the Operator. It is the understanding and intention of the Parties that no relationship of master and servant or principal and agent shall exist between the Owner, on the one hand, and the employees, agents or representatives of the Operator or its Affiliates, on the other hand. Except with acquisition of Land Rights in accordance with the limited power of attorney under Section 3.3(c) and administration of Management Accounts under Section 5.2, neither the Operator nor the Owner shall represent to a Third Party that the Operator is other than an independent contractor of the Owner.

3.2 Subcontracting. With the prior consent of Owner (such consent not to be unreasonably withheld, conditioned or delayed), the Operator may subcontract any part of the Services; provided, however, that notwithstanding any Subcontract entered into by the Operator for all or any part of the Services, the Operator shall not be relieved of or released from any of its obligations or responsibilities under this Agreement. For the purposes of this Agreement, Services performed by Subcontractors shall be deemed to be Services performed by the Operator.

3.3 Services. From and after the Effective Date, the Operator shall perform the Services for the sole benefit of (and on behalf of) the Owner and at all times in accordance with the Standard of Care and in good faith. The Owner hereby delegates to Operator and authorizes Operator to, and Operator shall, perform each of the Services set forth in this Section 3.3 or elsewhere in this Agreement in accordance with the Standard of Care, subject to the limitations contained in this Agreement; provided, however, that the Owner shall be permitted to terminate any Service during the Term by providing prior written notice to the Operator (such Service so terminated, a “Discontinued Service”, and the date such notice in respect of a Discontinued Service is received by the Operator, the “Service

Termination Date” for such Discontinued Service); and provided further, that the Operator shall have no obligation to perform any Discontinued Services from and after the Service Termination Date for such Discontinued Service.

(a) General. The Operator shall perform any and all acts and things necessary, requisite or proper for (i) the efficient and safe Management, Design, Procurement and Construction of the Systems as contemplated in the Budget and (ii) the administrative support of the Systems, including, in each case, entering into (or causing the Owner to enter into) any Contract with respect to the Systems or the Business or incurring any expense, in each case, to the extent authorized in an approved Budget or as otherwise permitted hereunder; provided that Operator shall not enter into (or cause the Owner to enter into) any Contract in which Owner is anticipated to incur expenses or receive revenues in excess of $1,000,000 annually without the prior written consent of the Owner unless such Contract is specifically itemized in an approved Budget.

(b) Personnel; Leave Employees.

(i) The Operator shall employ such personnel as the Operator may deem reasonably necessary or beneficial with respect to (or in connection with its performance of) the Services. Also, the Operator may utilize its employees to provide all or any portion of the Services. The Operator shall maintain the number of personnel performing services for the Owner at the optimum level and to keep them organized in a manner which will afford cost effective and efficient day-to-day operation of the Business. The Operator shall ensure that all such personnel expenses incurred in connection with its obligations under this Agreement are paid, including compensation, salary, wages, overhead and administrative expenses incurred by the Operator and if applicable, social security, taxes, workers compensation insurance, benefits and other such expenses. Notwithstanding anything to the contrary in the provisions of ARTICLE 8, the Operator shall indemnify and save harmless the Owner from all claims of liability for wages, salary, taxes or benefits in respect of the Operator’s personnel, provided that, for the avoidance of doubt, the Operator shall be entitled to obtain reimbursement from the Owner for such wages, salary, taxes or benefits to the extent, but only to the extent, provided in ARTICLE 6.

(ii) Notwithstanding anything to the contrary set forth herein, all Leave Employees (as defined in the Contribution Agreement) who are on an approved leave of absence as of the Effective Date shall be employed by the Operator until the earliest of (A) such Leave Employee’s termination for reasons unrelated to such employee’s leave of absence (e.g., for cause); (B) six (6) months following the Effective Date or such later time as Operator may be required by Applicable Law to restore such Leave Employee to the same or equivalent job; (C) such time as the Leave Employee returns to service with the Operator; and (D) the termination of this Agreement. For the avoidance of doubt, the Operator will not be entitled to obtain reimbursement under this Agreement from the Owner for wages, salary, taxes or benefits of any Leave Employee.

(c) Land Rights. The Operator shall survey, as necessary, the routes for the Systems and, to the fullest extent permitted by Applicable Law to the extent not already held in the name of Owner, the Operator is granted a limited power of attorney to acquire in the name of Owner and properly record in the applicable official public records all necessary rights of way, easements, leases, fee titles, permits, surveys and other interests in land required for the Construction, operation and maintenance of the Systems (the “Land Rights”); provided that Operator shall not acquire (or cause the Owner to acquire) any Land Rights anticipated to cost in excess of $1,000,000 and/or to have terms that could materially and adversely impact the development or operation of the Systems without the prior written consent of the Owner. The Owner shall bear the entire cost of obtaining or enforcing such Land Rights, whether by voluntary conveyance, condemnation or other civil proceedings (and whether by judgment or settlement).

(d) Payment of Expenses. In addition to its other payment and reimbursement obligations set forth in this Agreement, the Owner shall be responsible for payment of the Operator’s fees and expenses as set out in ARTICLE 6 of this Agreement. Notwithstanding anything herein to the contrary, in no event shall the Operator be liable in connection with the failure to perform its services hereunder if the Operator fails, or is otherwise unable, to perform any of such services or its other obligations hereunder due to the failure of the Owner to pay when due any amounts payable hereunder by the Owner.

(e) Liens. The Operator shall keep the Systems and the other assets of the Owner free and clear of all Liens on account of any Claims arising as a result of the performance of the Services or the Operator’s engagement or employment of any Subcontractor other than inchoate Liens that arise in the ordinary course of carrying out the Services and that the Operator shall diligently prosecute and contest in consultation with the Owner.

(f) Environmental, Health and Safety. During the term of this Agreement, the Operator shall comply with any then-existing, business-wide emergency response plan.

(g) Fines and Reports. The Operator shall promptly notify the Owner of any and all material fines and/or citations that relate in any way to the Systems of which the Operator becomes aware.

3.4 Limitation of Authority of Operator and Approval by Owner. Except in the case of Emergencies, but otherwise notwithstanding anything in this Agreement to the contrary, the Operator shall obtain the prior written consent of the Owner prior to taking any of the following actions:

(a) except with respect to the limited powers of attorney granted for the Procurement of Land Rights in accordance with Section 3.3(c), the granting of powers of attorney with respect to the Management, Design, Procurement, Construction, operation, maintenance and/or ownership of the Systems; or

(b) agree to any changes with respect to the Construction of the Systems, including in scope, schedule, design or cost of the Systems, that could increase the cost to Construct the Systems in excess of the amount reflected on the Budget or have a material impact on the Construction, ownership or operation of the Systems; or

(c) incur any expense not included in the then applicable Budget (subject to Section 4.3) for which reimbursement from the Owner would be sought, except for any Emergency Expenditure.

3.5 Owner Responsibilities. The Owner shall perform and be responsible for the following ongoing activities:

(a) in addition to the obligations set forth in Section 9.2, providing and maintaining insurance for the Systems as is customary;

(b) assisting the Operator, if requested, in performing all necessary public relations activities with the local community and other Governmental Authorities;

(c) paying the Operator the amounts owed under this Agreement;

(d) complying, subject to and with the Operator’s assistance, with all the Owner requirements in Government Approvals;

(e) employing such personnel as the Owner may deem reasonably necessary or beneficial with respect to (or in connection with its performance of) the operation, maintenance, upkeep and repair of the Systems (such personnel to include, for the avoidance of doubt, any Leave Employee after the end of their employment by Operator as provided in Section 3.3(b)(ii)), and ensuring that all such personnel expenses incurred in connection with Owner’s obligations under this Agreement are paid, including compensation, salary, wages, overhead and administrative expenses and, if applicable, social security, taxes, workers compensation insurance, benefits and other such expenses; and notwithstanding anything to the contrary in the provisions of ARTICLE 8, the Owner shall indemnify and save harmless the Operator from all claims of liability for wages, salary, taxes or benefits in respect of the Owner’s personnel;

(f) conducting title and environmental due diligence with respect to Land Rights acquired for Construction, operation and maintenance of the Systems;

(g) preparing the Systems environmental compliance policies and procedures, including preparing a business-wide emergency response plan, each of which Owner shall provide to Operator when prepared;

(h) promptly responding to any accidents and environmental incidents;

(i) complying with any then-existing, business-wide emergency response plan;

(j) paying or otherwise settling any fines and/or citations that relate in any way to the Systems; and

(k) performing any Discontinued Service from and after the Service Termination Date for such Discontinued Service.

ARTICLE 4

BUDGET

4.1 Budget. The Budget shall be as set forth on Exhibit A attached hereto.

4.2 Preparation and Approval of Budget Amendments. At any time, the Operator may, and at Owner’s request shall, propose amendments to the Budget if the Operator believes that the Budget no longer reflects the actual costs that will be incurred to provide the Services by presenting a written budget amendment for approval by the Owner (a “Budget Amendment”). The Owner shall have five (5) days from the date the Operator submits a Budget Amendment to approve or reject such Budget Amendment in whole or in part. Any part of any Budget Amendment which is rejected shall either be deleted or resubmitted at the direction of the Owner. The Operator shall then have ten (10) days to resubmit (if it so elects) any Budget Amendment for approval. The Owner shall have five (5) days from the date the Operator resubmits any such Budget Amendment for approval to approve or reject such re-submitted Budget Amendment. Failure of the Owner to timely respond to any proposed Budget Amendment shall be deemed to be a rejection of such Budget Amendment.

4.3 Authority for Extra Budget Expenditures. Except for Emergency Expenditures, the Operator shall have the right and authority with respect to the Budget (as such Budget may be amended by any approved Budget Amendment), to make expenditures up to (a) one hundred ten percent (110%) of the aggregate amount of the Budget and (b) one hundred fifteen percent (115%) of any particular line item of the Budget. In the event of an Overrun, the Operator shall notify the Owner of the amount of such Overrun as soon as possible after the end of the calendar month in which the Overrun occurred.

4.4 Funding of the Management Account.

(a) At least five (5) Business Days prior to the commencement of each calendar month, the Operator shall prepare and deliver to the Owner, a notice of (i) the estimated amount of expenditures projected to be paid in such calendar month pursuant to the then applicable Budget (or otherwise pursuant to this Agreement, including, for the avoidance of doubt, in connection with any Emergency) (the “Monthly Estimate”), and (ii) the Monthly Funding Amount for such calendar month. The Owner shall cause the Monthly Funding Amount to be deposited in the Management Account on or before the first (1st) day of the applicable calendar month.

(b) If the Operator reasonably believes that the deposits made pursuant to Section 4.4(a) will be insufficient to satisfy the projected costs and expenses to be paid during the then current calendar month pursuant to the then applicable Budget (or this Agreement, including for the avoidance of doubt, in connection with any Emergency), then the Operator shall prepare and deliver to the Owner, a notice of the estimated amount of the shortfall for such calendar month (a “Shortfall Estimate”). The Owner shall cause the Shortfall Estimate to be deposited in the Management Account within five (5) Business Days of the day the Owner received notice thereof from the Operator.

4.5 Emergencies. In the event of an Emergency, the Operator shall promptly (a) make all notifications required under Applicable Law to the appropriate Governmental Authorities, (b) implement emergency response and mitigation measures as are required by Applicable Law or are deemed advisable by the Operator to respond to or mitigate the Emergency, including to protect human health and the environment, (c) commence any required remediation, maintenance or repair work necessary for the Systems and/or the Owner to comply with all Applicable Law and (d) notify the Owner, as soon as practicable after the occurrence of the event of such Emergency but in any event within twenty four (24) hours. The Operator’s notification of the Owner may be made by any method deemed appropriate by the Operator under the circumstances and does not have to comply with Section 10.8. Subject to Section 6.3, the Owner shall reimburse the Operator for any costs and/or expenses incurred by the Operator in connection with any Emergency (any such costs and expenditures, “Emergency Expenditures”), within fifteen (15) days of its receipt of an invoice therefor. For purposes of this Agreement, an “Emergency” shall mean a sudden or unexpected event which causes, or risks causing, (i) substantial damage to any part of the Systems or the property of a Third Party, (ii) death of or injury to any Person, (iii) damage or substantial risk of damage to natural resources (including wildlife) or the environment, (iv) safety concerns associated with continued operations, (v) imminent failure or unplanned shutdown of a System or (vi) non-compliance with any Applicable Law, in each case, which event is of such a nature that a response cannot reasonably await the decision of the Owner. For the avoidance of doubt, an “Emergency” shall include any release or threatened release of hazardous substances into the environment that requires notification to any Governmental Authority under Applicable Law. The Operator will not issue public statements or communicate with any Governmental Authority regarding any Emergency unless, in the reasonable opinion of the Operator, it is necessary and time does not allow the Owner to issue such public statement or undertake such communication.

ARTICLE 5

ACCOUNTING AND REPORTING

5.1 Maintenance of Accounts. The Operator shall maintain true and accurate accounts of all expenses, disbursements, costs and liabilities chargeable to the Owner pursuant to this Agreement, and all revenue accrued and invoiced in connection with the ownership and operation of the Systems and the running of the Business, all of which shall be charged or credited to the Owner, all in accordance with GAAP and in accordance with the system of accounts prescribed by any Governmental Authority having regulatory jurisdiction over the Owner or the Systems, consistently applied. In connection with the foregoing, the Operator shall receive all invoices and statements in connection with the Construction and operation of the Systems and shall approve or disapprove them. The Operator shall maintain such books of account at its principal place of business and such books of account shall be open to inspection and examination at reasonable times by the Owner. The Operator shall provide all such books and records maintained by the Operator pursuant to the terms of this Agreement to the Owner as promptly as possible but in any event within thirty (30) days following the termination of this Agreement.

5.2 Banking. The Operator will establish, in the Owner’s name and under the Owner’s control, a bank account or accounts (the “Management Account”). The Owner will designate the Operator, and such officers of Operator as reasonably requested by the Operator and approved by the Owner, as authorized signatories to the Management Account, and all withdrawals by the Operator from the Management Account will be made only by the Operator or such designated Persons approved by the Owner and only for the express purposes as are provided for herein. All funds of the Owner will be used solely for the Business, and all interest and other benefits pertaining to such account belong to the Owner. At no time may the Operator commingle the funds in the Management Account with the Operator’s funds or the funds of any other Person, and such funds may not be subject to the Liens or Claims of any kind in favor of the Operator or its creditors.

5.3 Owner Funds. The Operator shall keep funds belonging to the Owner on deposit in the Management Account and, at Owner’s direction, invest such funds. All interest paid on such funds shall be for the account of the Owner.

5.4 Audits.

(a) The Owner shall have the right to audit costs charged to the Owner’s accounts and other accounting records maintained for the Owner by the Operator under this Agreement.

(b) Upon not less than ten (10) Business Days’ prior written notice to the Operator, the Owner shall have the right to audit (or cause to be audited) the Operator’s books and records maintained hereunder (the “Audit Period”). The Owner may provide Operator a written notice of any claims for all discrepancies disclosed by said audit and related to the Audit Period. The cost of each such audit shall be borne by the Owner. Any such audit shall be conducted in a manner reasonably designed to limit inconvenience and disruption to the operations of the Operator. Unless otherwise mutually agreed, any audit shall be conducted at the principal office of the Operator or at such other place as the books and records of the Operator related to the Services are maintained. In furtherance of any audit conducted by the Owner pursuant to this Section 5.4(b), the Operator hereby agrees to exercise on behalf of the Owner any audit rights granted in favor of the Operator under any Subcontract between Operator and any Subcontractor.

(c) At the conclusion of an audit, the Parties shall endeavor to settle outstanding matters expeditiously. To this end, the Owner will make a reasonable effort to prepare and distribute a written report to the Operator as soon as reasonably practicable and in any event within thirty (30) days after the conclusion of an audit. The report shall include all Claims arising from such audit together with comments pertinent to the operation of the accounts and records. The Operator shall make a reasonable effort to reply to the report in writing as soon as possible and in any event no later than thirty (30) days after delivery of the report.

(d) All adjustments resulting from an audit agreed to between the Parties shall be reflected promptly in the Operator’s books and records. If any dispute shall arise in connection with an audit, it shall be reported to and discussed by the Parties within thirty (30) days.

(e) The Owner and its representatives shall have the right at any reasonable time to inspect and/or observe Operator’s Services and the Systems. Any representative of the Owner conducting a site visit shall observe the Operator’s safety regulations and standards during any such visit.

(f) This Section 5.4 shall survive any termination of this agreement until the later of (i) one (1) year following the termination of this Agreement and (ii) the resolution of any audit or dispute related thereto that was initiated prior to one (1) year following the termination of this Agreement.

5.5 Government Reports. The Operator shall prepare and file any reports required by any commission or Governmental Authority having jurisdiction over the Systems, including all reports, right-of-way alignment maps, field inventories and valuation reports and statements of reconciliation as may be required by Governmental Authorities, in each case, in the correct number of copies required

5.6 Periodic Reports and Statements. The Operator will analyze operating costs for control purposes, prepare cash and movements forecasts, and will furnish to the Owner, monthly, unaudited financial statements and such other reports, statistics, and statements relative to the Business as the Owner may reasonably request or as may be required by its financial commitments now in existence or hereafter entered into.

ARTICLE 6

COMPENSATION

6.1 Management Fee. During the term of this Agreement, the Operator shall be entitled to a management fee of $10,000 per month (the “Management Fee”). The Management Fee will be prorated for the calendar month in which the Effective Date occurs. The Management Fee shall be deposited into the Management Account on or before the first (1st) day of each calendar month as part of the Monthly Funding Amount.

6.2 Reimbursement of Expenses. In addition to paying the Operator the Management Fee, the Owner shall, as part of the Monthly Funding Amount, reimburse the Operator for all of the costs and expenses incurred by it in providing the Services, including: (a) for any direct operating and any other out-of-pocket costs and expenses incurred by it on behalf of the Owner; (b) for the portion of the fully-burdened costs and expenses (as reasonably allocated by the Operator) of any other employees of the Operator who provide services to (or on behalf of) the Owner; (c) all direct expenses incurred by the Operator in providing the Services and payable to Third Parties; and (d) for any other costs and expenses required to be reimbursed to the Operator by the Owner pursuant to this Agreement in connection with its provision of the Services, in each case, in accordance with and subject to the Annual Budget then in effect or in connection with an Emergency. These expenses shall be included in the Monthly Estimate and shall be funded by the Owner in accordance with Section 4.4.

6.3 Adjustments to Fees and Expenses. Notwithstanding anything to the contrary herein and except with respect to reimbursements for Emergency Expenditures, payments and reimbursements to the Operator for its costs and expenses pursuant to this Agreement (including, for the avoidance of doubt, this ARTICLE 6) shall only be made to the extent such costs and expenses are included in the Budget (as the same may be amended by a Budget Amendment). Notwithstanding the foregoing, the Operator shall not be entitled to reimbursement for any costs and expenditures (including Emergency Expenditures) to the extent that the circumstance giving rise to such costs and expenditures resulted from the Operator’s gross negligence or willful misconduct.

6.4 Payment. To the extent funds are available in the Management Account, the Operator shall withdraw the Management Fee and any uncontested amounts from the Management Account when such amounts first become due. The Owner agrees to pay interest at the rate equal to the Prime Rate plus two percent per annum (or the maximum rate permitted by Applicable Law, whichever is less) for all amounts not paid within thirty (30) days from the due date thereof.

ARTICLE 7

FORCE MAJEURE

7.1 Nonperformance. In the event that either Party is rendered unable, by reason of an event of Force Majeure, to perform, wholly or in part, any obligation under this Agreement, then upon such Party’s giving notice and full particulars of such event as soon as practicable after the occurrence thereof to the other Party, the obligations of both Parties, to the extent they are affected by such event of Force Majeure, except for obligations to pay money then or thereafter due hereunder and except for the Operator’s obligation to take steps to deal with any Emergency in the Systems, shall be suspended to the extent and for the period of such Force Majeure condition.

7.2 Duty to Mitigate. The Party affected by an event of Force Majeure shall:

(a) use all reasonable efforts to continue to perform its obligations hereunder;

(b) take all reasonable action to correct or cure the event or condition constituting the Force Majeure;

(c) use all reasonable efforts to mitigate or limit the adverse effects of the event of Force Majeure and damages to the other Party, to the extent such action would not adversely affect its own interests; and

(d) provide prompt notice to the other Party of the cessation of the event of Force Majeure.

ARTICLE 8

RELEASE AND INDEMNIFICATION

8.1 Release and Indemnification by Owner.

(a) Notwithstanding anything in this Agreement to the contrary (including, for the avoidance of doubt, any failure by the Operator to act in accordance with the Standard of Care), the Owner hereby releases the Operator and its Affiliates and their respective partners, members, directors, officers, managers, employees, agents, representatives and invitees of any of the foregoing (the “Operator Indemnitees”) from and against all Losses and Claims arising out of, attributable to, in connection with or incidental to any act or omission of any Operator Indemnitees in carrying out the Services (including the administration, operation or maintenance of any of the Systems) INCLUDING AS A RESULT OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) AND ANY OTHER LEGAL FAULT, INCLUDING STRICT LIABILITY, OF ANY OPERATOR INDEMNITEES, THE OWNER OR ANY THIRD PARTY; provided, however, that the Owner will not be required to release any Operator Indemnitees from any Losses or Claims to the extent such Losses or Claims arise out of or in connection with or are attributable or incident to the gross negligence, willful misconduct or fraud of any Operator Indemnitee or as set forth in Section 3.3(b)(i).

(b) Notwithstanding anything in this Agreement to the contrary (including, for the avoidance of doubt, any failure by the Operator to act in accordance with the Standard of Care), the Owner shall be responsible for, pay on a current basis, defend, indemnify and hold harmless the Operator Indemnitees from and against all Losses and Claims asserted by a Third Party and arising out of, attributable to, in connection with or incidental to any act or omission of any Operator Indemnitees in carrying out the Services (including the administration, operation or maintenance of any of the Systems) INCLUDING AS A RESULT OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) AND ANY OTHER LEGAL FAULT, INCLUDING STRICT LIABILITY, OF ANY OPERATOR INDEMNITEES, THE OWNER OR ANY THIRD PARTY; provided, however, that the Owner will not be required to indemnify any Operator Indemnitees from any Losses or Claims to the extent such Losses or Claims arise out of or in connection with or are attributable or incident to the gross negligence, willful misconduct or fraud of any Operator Indemnitee.

8.2 Indemnification by Operator. Except as provided in Section 8.4, but otherwise notwithstanding anything herein to the contrary, the Operator shall be responsible for, shall pay on a current basis and hereby releases, defends, indemnifies and holds harmless the Owner and its respective partners, members, directors, officers, managers, employees, agents, representatives and invitees of any of the foregoing (the “Owner Indemnitees”) from and against all Losses and Claims to the extent arising out of or in connection with or attributable or incidental to the gross negligence, willful misconduct or fraud of any Operator Indemnitee; provided that, notwithstanding the forgoing, the Operator shall have no obligation to the Owner Indemnitees under this Section 8.2 for any Losses or Claims to the extent arising out of or in connection with or attributable or incidental to the Operator ceasing to perform any Discontinued Service from and after the Service Termination Date in respect of such Discontinued Service.

8.3 No Double Recovery. Notwithstanding anything to the contrary herein, nothing shall prohibit the Operator from pursuing its indemnity rights under this ARTICLE 8 against the Owner for any Losses and Claims suffered or incurred by the Operator in excess of the insurance coverages required to be maintained by the Owner pursuant to this Agreement. In calculating any amount to be paid by an Indemnifying Party by reason of the provisions of this ARTICLE 8, the amount shall be reduced by all cash tax benefits and other cash reimbursements (including net insurance proceeds) actually received (directly or indirectly, including by virtue of the Indemnified Party’s direct or indirect ownership interest in the Owner) by the Indemnified Party with respect to the applicable Claim or Loss.

8.4 DISCLAIMER OF LIABILITY. SUBJECT TO THE LAST SENTENCE OF THIS SECTION 8.4, BUT OTHERWISE NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, AS BETWEEN THE PARTIES, A PARTY’S DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY COVENANT, AGREEMENT OR CONDITION CONTAINED HEREIN OR ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DAMAGES AND NONE OF THE OPERATOR INDEMNITEES OR THE OWNER INDEMNITEES SHALL BE ENTITLED TO RECOVER FROM THE OPERATOR OR THE OWNER OR

THEIR RESPECTIVE AFFILIATES ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES. EACH PARTY EXPRESSLY RELEASES THE OTHER PARTY FROM ALL SUCH CLAIMS FOR DAMAGES OTHER THAN ACTUAL DAMAGES. IF A PARTY BECOMES OBLIGATED TO PAY A THIRD PARTY ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, AND SUCH PARTY IS ENTITLED TO INDEMNIFICATION UNDER THE TERMS OF THIS AGREEMENT, THEN SUCH PARTY’S INDEMNIFICATION RIGHT SHALL INCLUDE ALL INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY AND PUNITIVE DAMAGES IT IS OBLIGATED TO PAY TO SUCH THIRD PARTY.

8.5 Indemnification Procedures. For purposes of this ARTICLE 8, the term “Indemnifying Party”, when used in connection with particular Losses, shall mean the party or parties having an obligation to indemnify another party or parties with respect to such Losses pursuant to this ARTICLE 8, and the term “Indemnified Party”, when used in connection with particular Losses, shall mean the party or parties having the right to be indemnified with respect to such Losses by another party or parties pursuant to this ARTICLE 8.

(a) To make a claim for indemnification under Section 8.1(b) or 8.2 (as applicable), an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 8.5, including specific details, underlying facts and the specific basis under this Agreement for its claim (the “Claim Notice”).

(b) In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third-Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third-Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third-Party Claim; provided, however, that the failure of any Indemnified Party to give notice of a Third-Party Claim as provided in this Section 8.5 shall not relieve the Indemnifying Party of its obligations under Section 8.1(b) or 8.2 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third-Party Claim or otherwise prejudices the Indemnifying Party’s ability to defend against the Third-Party Claim.

(c) In the case of a claim for indemnification based upon a Third-Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it shall assume the defense of such Third-Party Claim. The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party shall have assumed the defense of the Third-Party Claim, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party shall cooperate in contesting any Third-Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this

Section 8.5(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third-Party Claim or consent to the entry of any judgment with respect thereto that does not include an unconditional release of the Indemnified Party from all liability in respect of such Third-Party Claim or (ii) settle any Third-Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Party does not assume the defense of the Third-Party Claim, then the Indemnified Party shall have the right to defend against the Third-Party Claim at the cost and expense of the Indemnifying Party, with counsel reasonably satisfactory to the Indemnifying Party. Any settlement of the Third-Party Claim shall require the consent of the Indemnifying Party.

8.6 Sole Remedy. Other than the removal of the Operator as the operator of the Systems pursuant to Section 2.4, the Parties agree that the right of the Owner to receive indemnification pursuant to Section 8.2 shall be the sole and exclusive remedy of the Owner for any breach by the Operator of any provision of this Agreement.

ARTICLE 9

CONFIDENTIAL INFORMATION; INSURANCE

9.1 Confidential Information.

(a) The Operator agrees that information related to confidential shipper information, pricing, cost data and other commercially or operationally sensitive information relating to the Business, including information that is typically considered confidential, shall be considered “Confidential Information” hereunder, shall be kept confidential and shall not be disclosed by Operator during the term of this Agreement and during the three year period following any termination of this Agreement to any Third Party, except:

(i) to an Affiliate of the Operator;

(ii) to the extent any Confidential Information is required to be furnished in compliance with Applicable Law, or pursuant to any legal proceedings or because of any order of any Governmental Authority that is binding upon a Party;

(iii) to prospective or actual attorneys engaged by Operator where disclosure of such Confidential Information is essential to such attorney’s work for such Party;

(iv) to prospective or actual contractors and consultants engaged by Operator where disclosure of such Confidential Information is essential to such contractor’s or consultant’s work for such Party;

(v) to its respective employees, subject to Operator taking customary precautions to ensure such Confidential Information is kept confidential; and

(vi) any Confidential Information which, through no fault of or breach of this Agreement by Operator, becomes a part of the public domain.

(b) Disclosure pursuant to Section 9.1(a)(iv) shall not be made unless prior to such disclosure the Operator has obtained a written undertaking from the recipient to keep the Confidential Information strictly confidential for the term of this Agreement and to use the Confidential Information for the sole purpose described in Section 9.1(a)(iv), whichever is applicable, with respect to the Operator.

(c) Notwithstanding anything to the contrary in this Section 9.1, Operator or Affiliate of Operator may disclose information regarding the Business that is not Confidential Information in investor presentations, industry conference presentations or similar disclosures.

9.2 Insurance.

(a) The Parties shall, during the term of this Agreement, obtain and maintain the kinds of insurance and amounts of coverage set forth on Exhibit B. On the Effective Date, each Party shall provide to the other Party evidence that the insurance contemplated by this Section 9.2(a) has been obtained, such evidence being in the form of certificates of insurance.

(b) The Operator shall require that each Subcontractor obtains and maintains insurance which is customarily provided by Persons providing similar services as such Subcontractor.

(c) The cost of obtaining and maintaining the insurance policies required by this Section 9.2 are operating expenses of the Owner and shall be included in the Budget for each fiscal year.

ARTICLE 10

MISCELLANEOUS

10.1 Entire Agreement. This Agreement constitutes the complete and exclusive statement of agreement among, and replaces and supersedes all prior written and oral agreements or statements by and among the Parties with respect to the subject matter herein. There are no representations, agreements, arrangements or understandings, oral or written, by the Parties with respect to the subject matter hereof that are not fully expressed in this Agreement.

10.2 Amendment. This Agreement may not be amended or modified except by a written instrument specifically referring to this Agreement and executed by all of the Parties hereto.

10.3 Waiver. The failure of either Party hereto at any time or from time to time to require performance of the other Party’s obligations under this Agreement shall in no manner affect the right to enforce any provision of this Agreement at a subsequent time, and the waiver of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any subsequent breach.

10.4 Assignability. Neither Party may assign, delegate or transfer (by merger, operation of law or otherwise) its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party. Any purported assignment, delegation, or transfer in contravention of this Section 10.4 shall be void and unenforceable.

10.5 Parties in Interest. Except as provided in ARTICLE 8, the provisions of this Agreement are solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and are not intended to confer upon any other person any third party beneficiary rights under this Agreement.

10.6 Binding Effect. Except as otherwise specifically provided herein, this Agreement shall inure to the benefit of and shall be binding upon the Parties hereto and their respective permitted successors and permitted assigns.

10.7 Section Headings. Article, section and paragraph headings and a table of contents have been inserted in this Agreement as a matter of convenience for reference only, such headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

10.8 Notices. All notices, requests, demands or other communications provided for hereunder shall be in writing. Notices may be given by personal delivery, by overnight courier, by facsimile transmission, or by certified or registered United Sates mail, return receipt requested. Except as otherwise expressly provided herein, notice shall be deemed to have been given (a) if by personal delivery, on the date of delivery; (b) if by overnight courier, on the earlier of the date delivery is first attempted or the next Business Day after the same has been delivered to a reputable commercial overnight courier; (c) if by facsimile transmission, on the date of such transmission if sent by 3:00 p.m. (Houston time) on a Business Day, or if sent thereafter, on the next Business Day; provided, however, that (i) evidence of a successful transmission shall be retained by the Party sending the same and (ii) a copy of such notice shall also be sent on the same day as the facsimile transmission using another means for giving notice permitted herein; and (d) if by certified or registered United States Mail, on the earlier of the date delivery is first attempted or two (2) Business Days after delivery to the United States Post Office, postage prepaid, return receipt requested. Notices shall be sent to the intended recipient at the addresses set forth below its signature on the signature page, or to the most recent addresses which the intended recipient has provided to the other parties for purposes of, and in accordance with, this Section 10.8.

10.9 Severability. In the event any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be deemed severed from the remainder of this Agreement and replaced with a valid and enforceable provision as similar in intent as reasonably possible to the provision so severed and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

10.10 Governing Law. This Agreement, and any instrument or agreement required hereunder (to the extent not expressly provided for therein), shall be governed by, and construed under, the internal laws of the State of Texas, without reference to conflicts of laws rules or principles that might refer construction to the laws of another jurisdiction.

10.11 Consent to Jurisdiction. Each Party irrevocably consents and agrees that any action, proceeding, or other litigation by or against any other party or parties with respect to any claim or cause of action based upon or arising out of or related to this Agreement or the transactions contemplated hereby, shall be brought and tried exclusively in the federal or state courts located in the City of Houston, County of Harris, in the State of Texas, and any such legal action or proceeding may be removed to the aforesaid courts. By execution and delivery of the Agreement, each Party accepts, for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each Party hereby irrevocably waives (a) any objection which it may now or hereafter have to the laying of venue with respect any such action, proceeding, or litigation arising out of or in connection with this Agreement or the transactions contemplated hereby brought in the aforesaid courts, and (b) any right to stay or dismiss any such action, proceeding, or litigation brought before the aforesaid courts on the basis of forum non-conveniens. Each Party further agrees that personal jurisdiction over it may be affected by service of process by certified mail, postage prepaid, addressed as provided in Section 10.8 of this Agreement, and when so made shall be as if served upon it personally within the State of Texas.

10.12 WAIVER OF RIGHT TO JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES OR THEIR RESPECTIVE INDEMNITEES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH PARTY HEREBY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

10.13 Further Assurances. The Parties agree to execute such additional instruments, agreements and documents, and to take such other actions, as may be necessary to effect the purposes of this Agreement.

10.14 Counterparts. This Agreement may be executed in any number of counterparts and, when so executed, all of such counterparts shall constitute a single instrument binding upon all parties notwithstanding the fact that all parties are not signatory to the original or to the same counterpart. This Agreement may be executed and delivered by facsimile, or by email in portable document format (.pdf) and delivery of the executed signature page by such method will be deemed to have the same effect as if the original signature had been delivered to other the parties.

10.15 Exhibits. All Exhibits attached to this Agreement are incorporated and shall be treated as if set forth herein.

10.16 Timing. All dates and times specified in this Agreement are of the essence and shall be strictly enforced. Except as otherwise specifically provided in this Agreement, all actions that occur after the 5:00 p.m. local time on a given day shall be deemed for purposes of this Agreement to have occurred at 9:00 a.m. on the following day. In the event that the last day for the exercise of any right or the discharge of any duty under this Agreement would otherwise be a day that is not a Business Day, the period for exercising the right or discharging such duty shall be extended until the 5:00 p.m. local time on the next succeeding Business Day.

10.17 Miscellaneous. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof; any actual waiver shall be contained in a writing signed by the Party against whom enforcement of such waiver is sought. This Agreement shall not be construed for or against any Party by reason of the authorship or alleged authorship of any provisions hereof or by reason of the status of the respective Parties.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Operating Transition Services Agreement to be executed by a duly authorized officer as of the date first written above.

ASSET RISK MANAGEMENT, LLC,
a Delaware limited liability company

By:	/s/ Zachary D. Lee
Name:	Zachary D. Lee
Title:	Chief Executive Officer

Address:	20329 State Highway 249
Suite 450
Houston, TX 77070
Attn: Zachary D. Lee
Phone: (281) 664-0041
Fax: (281) 664-0029
Email: zachlee@asset-risk.com

KINGFISHER MIDSTREAM, LLC,
a Delaware limited liability company

By: KFM Holdco, LLC

By:	/s/ Michael Christopher
Name: Michael Christopher
Title: Secretary and Chief Financial Officer

Address:	20329 State Highway 249
Suite 450
Houston, TX 77070
Attn: Michael Christopher
Phone: (281) 655-3200
Fax: (281) 664-0029
Email: mchristopher@asset-risk.com

SIGNATURE PAGE

TO THE

OPERATING TRANSITION SERVICES AGREEMENT

EXHIBIT A

BUDGET

(as attached)

EXHIBIT B

INSURANCE

Without limiting any of the obligations and liabilities of either Party at law or in equity, the Parties shall carry, or cause to be carried and maintained for the duration of this Agreement, the insurance outlined in this Exhibit B and any additional insurance as may be required by Applicable Law or as may be otherwise either (i) specified by the Owner, provided that any such additional insurance shall be at the sole cost and expense of the Owner, or (ii) mutually agreed upon by the Owner and the Operator from time to time:

Operator’s Insurance. The Operator shall maintain insurance specified in items 1 through 6 below which shall be at the sole cost and expense of Operator:

1.	Commercial General Liability Insurance with an inclusive bodily injury, death, and property damage limit not less than One Million Dollars ($1,000,000) per occurrence. This policy shall include coverage for products and completed operations, severability of interests and cross liability and shall include contractual liability addressing indemnification under this Agreement. The policy shall include the Owner as an additional insured.

2.	Statutory Worker’s Compensation in accordance with all applicable statutory requirements of the state(s) in which the work is performed, in all state(s) where employees are domiciled or reside, including Alternate Employers Endorsement and shall waive insurer’s rights of recovery or subrogation against the Owner.

3.	Employer’s Liability Insurance with a limit of One Million Dollars ($1,000,000) each accident, One Million Dollars ($1,000,000) by disease each employee, and One Million Dollars ($1,000,000) by disease policy limit.

4.	Automobile Liability Insurance covering all licensed motor vehicles or snowcraft and all-terrain vehicles, which are owned, non-owned, leased or operated by the Operator and used in connection with this Agreement with an inclusive bodily injury, death and property damage limit of One Million Dollars ($1,000,000) per accident. Such insurance shall include a waiver of insurer’s right of recovery or subrogation against the Owner and shall add the Owner as an additional insured.

5.	The Operator shall provide to the Owner on the Effective Date and upon annual renewal thereafter, evidence of compliance with this exhibit in the form of certificates of insurance. The amounts of insurance and coverage required in this section may be satisfied by multiple policies which, when combined together, provide the total limits of insurance specified.

6.	Umbrella and/or Excess Liability Insurance written on a “Following Form” basis and providing coverage excess of operational insurance for Employer’s Liability, Automobile Liability and Commercial General Liability required under this exhibit, with a combined single limit of at least Ten Million Dollars ($10,000,000) per occurrence and in aggregate.

EXHIBIT B	Page 1

Owner’s Insurance Requirements. The Owner shall maintain at its sole cost and expense, on behalf of the Owner, the following insurance:

1.	Construction Insurance for Systems. For any construction for the Systems that commences after the Effective Date of this Agreement, commencing with, and during the term of said construction for the Systems, the Owner shall obtain and maintain construction-specific insurance in such limits and with such extensions as would be maintained by reasonable and prudent operators during similar construction activities, including:

•	Construction Liability Insurance, also known as General Liability Insurance, with a limit to be reasonably determined by the Owner, but in any case not less than Thirty Million Dollars ($30,000,000) for each occurrence or accident, including property damage, bodily injury (including death at any time resulting therefrom) and personal injuries sustained by any Third Party (other than, with respect to the Operator, a Third Party that controls or is controlled by the Operator) because of bodily injury or destruction of property arising from construction activities. Such coverage shall include Non-owned Automobile Liability, Contractual Liability and Sudden and Accidental Pollution Liability. Coverage shall extend to include the Owner, the Operator, contractors and subcontractors as additional insureds, in connection with the work and shall waive subrogation against such additional insureds. The policy shall provide for coverage during the term of construction, and include products and completed operations coverage following commissioning of the Systems. For purposes of this paragraph, “control” or “is controlled by” shall mean the possession, whether direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

•	Builder’s Risk Insurance The Owner, shall obtain and maintain builder’s all-risk insurance on a completed value form with “extended coverage” (including earthquake, flood, collapse, and sinkhole) to the full insurable value of the work on a replacement costs basis (excepting customary sub-limits and aggregate sub-limits), in an amount not less than, $74,000,000 with coverage for debris removal, increased cost of construction, expediting expense, the Operator’s continuing hire and wage expense (allowing reasonable overheads), concealed damage 50/50 clause, and pollution clean-up following a loss. Such policy shall commence on or before the Effective Date and provide coverage for physical damage to the Systems including, during inland transit, or at an offsite storage/laydown area, property removed for repair, normal and customary perils insurable during commissioning and testing. The Owner shall also maintain or cause to be maintained with respect to the Systems delay-in-start-up insurance on an “all risk” basis to cover expenses. Any associated delayed-start claims (or claims to the Owner-furnished property prior to handing over care, custody and control to the Operator), shall be adjusted directly between the Owner and insurers of this builder’s all-risk insurance.

EXHIBIT B	Page 2

Coverage shall remain in effect until replaced by permanent property insurance to be obtained by the Owner. If any damage or loss occurs that is covered by the builder’s all-risk policy or other property insurance applicable to the work, or other property at or adjacent to the work site, (a) the Operator shall be responsible for the payment of deductible amounts under the applicable policy if the damage or loss is caused by the acts or omissions of the Operator or its subcontractors (of any tier), not to exceed, in each instance, $100,000; and (b) the Owner shall be responsible for the payment of all other deductible amounts.

•	Delay In Completion Coverage – For construction projects commencing after the Effective Date, Owner shall obtain and maintain Delay in Completion Coverage in the amount of $20,000,000, covering direct physical loss or damage to the Systems containing terms, sub-limits and extensions of coverage applicable to the Systems. This insurance policy will be written on an “all-risk basis”.

•	Any other insurance reasonably determined to be necessary by the Owner.

•	The amounts of insurance and coverage required in this section may be satisfied by multiple policies which, when combined together, provide the total limits of insurance specified.

Additional Owner Insurance. The Owner shall maintain at its sole cost and expense, on behalf of the Owner, the following insurance:

•	Commercial General Liability Insurance with an inclusive bodily injury, death, and property damage limit to be reasonably determined by the Owner, but in any case not less than One Million Dollars ($1,000,000) per occurrence. This policy shall include coverage for products and completed operations, severability of interests and cross liability and shall include contractual liability addressing indemnification under this Agreement. The policy shall include the Operator as named insured and shall waive all rights of subrogation or recovery against the Operator and the Owner.

•	Statutory Worker’s Compensation in accordance with all applicable statutory requirements of the state(s) in which the work is performed, in all state(s) where employees are domiciled or reside, including Alternate Employers Endorsement and shall waive insurer’s rights of recovery or subrogation against the Operator.

•	Employer’s Liability Insurance with a limit of One Million Dollars ($1,000,000) each accident, One Million Dollars ($1,000,000) by disease each employee, and One Million Dollars ($1,000,000) by disease policy limit. Such insurance shall include a waiver of insurer’s right of recovery or subrogation against the Operator and shall add the Operator as an alternative employer.

•	Automobile Liability Insurance covering all licensed motor vehicles or snowcraft and all-terrain vehicles, which are owned, non-owned, leased or operated by the Owner and used in connection with this Agreement with an inclusive bodily injury, death and property damage limit of One Million Dollars ($1,000,000) per accident. Such insurance shall include a waiver of insurer’s right of recovery or subrogation against the Operator and shall add the Operator as an additional insured.

EXHIBIT B	Page 3

•	Umbrella and/or Excess Liability Insurance written on a “Following Form” basis and providing coverage excess of operational insurance for Employer’s Liability, Worker’s Compensation, Automobile Liability and Commercial General Liability required under this exhibit, with a combined single maximum limit of Twenty Five Million Dollars ($25,000,000) per occurrence and in aggregate.

•	Property Insurance with a limit to be determined by the Owner, but in any case not less than, $147,766,064, with an additional $70,000,000 for Business Interruption , covering direct physical loss or damage to the Systems containing terms, sub-limits and extensions of coverage applicable to the Systems. This insurance policy will be written on an “all-risk basis” form with “extended coverage” (including earthquake, flood, collapse, and sinkhole) to the full insurable value of the Systems on a replacement cost basis (excepting customary sub-limits and aggregate sub-limits).

•	Any other insurance reasonably determined to be necessary by the Owner.

•	The amounts of insurance and coverage required in this section may be satisfied by multiple policies which, when combined together, provide the total limits of insurance specified.

Other Insurance Items.

2.	The insurance maintained pursuant to this exhibit shall: (a) be with insurance companies authorized to do business in the state(s) where activities under the Agreement will occur and shall be rated at least A-VII by AM Best or A by Standard & Poors; (b) be endorsed to show, or shall otherwise contain language that such insurance will be primary to and not contributory with any other insurance available to the Operator and the Owner. In the case of construction activities, any construction insurance obtained and maintained under this Agreement shall be endorsed to be primary with respect to any other insurance available to the Owner and the Operator; (c) provide thirty (30) days’ advance notice of cancellation to the Owner and the Operator; and (d) include a provision that such policy shall survive the default or bankruptcy of the insured for claims arising out of an event before such default or bankruptcy.

3.	In the event that any insurance described within this exhibit other than insurance required by Applicable Law, shall, in the reasonable opinion of the Party obligated to obtain and maintain such insurance, be unavailable on commercially reasonable terms, then the such Party shall promptly notify the other Party; however, the Parties will remain obligated to maintain such insurance up to the level, if any, at which such insurance can be maintained on commercially reasonable terms in the commercial insurance market for systems similar to the Systems.

4.	Each Party shall ensure that the insurance required to be obtain and maintain by such Party hereunder be obtained on, and shall include terms and conditions which are, in such Party’s reasonable opinion, the best available from the marketplace on reasonable terms and ordinary or appropriate.

EXHIBIT B	Page 4

5.	If the Operator makes any payments with respect to any losses, damages, claims or liabilities arising out of this Agreement which are covered by insurance policies maintained by the Owner hereunder with the approval of the insurers thereof such payments shall be reimbursed by the Owner to the Operator.

6.	The Operator and the Owner shall cooperate and shall provide each other with such assistance and materials as is required to support the placement of insurance and to substantiate such damages or losses for the purposes of claim recoveries sought under insurance coverage required by this exhibit.

7.	All of the Operator’s coverages shall stipulate that the Operator’s insurance will be primary to and non-contributory with any other insurance carried by the Owner. Similarly, all of the Owner’s coverage shall stipulate that the Owner’s insurance will be primary to and non-contributory with any other insurance carried by the Operator. Each policy insuring against liability to third parties shall contain a severability of interests or cross liability provision where applicable.

8.	Any insurance carried hereunder that is written to cover more than one insured, shall provide that all terms, conditions, insuring agreements and endorsements, shall operate in the same manner as if there were a separate policy covering such insured.

9.	Before permitting any subcontractors to perform any work with respect to the Systems, the Operator shall obtain a certificate of insurance from each such subcontractor evidencing that such subcontractor has obtained the required insurance. The Operator shall be responsible for ensuring that policies of subcontractors insurance name the Owner as an additional insured. The Operator shall be responsible for ensuring that all policies of subcontractors’ insurance include a waiver of any right of subrogation of the insurers thereunder against the Owner.

EXHIBIT B	Page 5